Exhibit 10.3

SETTLEMENT AGREEMENT AND RELEASE

THIS AGREEMENT AND RELEASE is made and entered into this 9th day of May, 2006 by and between CombineNet, Inc. (“CombineNet”) and Verticalnet, Inc. (“Verticalnet”).

W I T N E S S E T H

WHEREAS, on August 3, 2005, CombineNet sued Verticalnet in an action styled CombineNet, Inc. v. Verticalnet, Inc., Case No. GD-05-18911 (C.P. Allegheny County) (the “First Action”), asserting, among other things, claims for breach of contract, misappropriation of trade secrets and unfair competition; and

WHEREAS, the parties entered in Alternative Dispute Resolution Agreement on September 14, 2005 (the “ADR Agreement”) whereby they agreed to retain an independent expert to review the facts and to render a binding opinion as to whether two Verticalnet products, Verticalnet’s Advanced Sourcing Solution and the optimization features of the Verticalnet XE Supply Management Suite, Version 5.2, operate using CombineNet’s Combinatorial Description Language (“CEDL”) technology or are otherwise technologically derived from CEDL; and

WHEREAS, the parties retained Professor Nicholas R. Jennings (“Jennings”) of the School of Electronics and Computer Science, University of Southhampton, Southhampton United Kingdom as the independent expert;

WHEREAS, Jennings concluded, in a final report dated April 18, 2006, that Verticalnet’s Advanced Sourcing Solution product does operate using CEDL technology and that the optimization features of the Verticalnet XE Supply Management Suite, Version 5.2, do not;

WHEREAS, disputes and differences arose between CombineNet and Verticalnet regarding the proper interpretation of and performance under the ADR Agreement;

WHEREAS, CombineNet filed an action styled as CombineNet, Inc. v. Verticalnet, Inc., No. GD 06-009583 (C.P. Allegheny County) (the “Second Action”);

WHEREAS, the parties hereto have agreed to compromise their claims on the terms set forth herein to avoid the costs and uncertainties of additional litigation; and

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	PAYMENT

In full, complete and final settlement of all the claims that were made or which could have been made by the parties in the First and Second Actions, Verticalnet shall pay to CombineNet the total sum of Six Hundred Fifty Thousand Dollars ($650,000) (the “Settlement Sum”), by bank check or certified check, as follows:

(a) Verticalnet shall pay CombineNet One Hundred Twenty-Five Thousand Dollars ($125,000) upon execution hereof by both parties of this Settlement Agreement and Release; and

(b) Verticalnet shall pay CombineNet One Hundred Twenty-Five Thousand Dollars ($125,000) on July 31, 2006; and

(c) Commencing on October 31, 2006 and continuing for the next seven quarters, Verticalnet shall make eight separate quarterly payments to CombineNet, each in the amount of Fifty Thousand Dollars ($50,000); provided, however, that Verticalnet’s obligation to make such payments continues only so long as it continues to offer services or products for optimization. In the event that Verticalnet decides not to pursue optimization with any products, other than XE Negotiation Manager, version 5.2 (its equivalent with respect to optimization capabilities or Supply Curve) and provides CombineNet with a non-confidential written notice of its decision to do so and the date upon which it will stop offering such products or services (the “Effective Date”), Verticalnet’s obligation to make the quarterly payments will be terminated subject to a final payment for the last quarter during which Verticalnet offered optimization products or services. If the Effective Date is not the last day of such quarter, the final payment will be calculated by multiplying $50,000 by the percentage of time that Verticalnet offered such products or services during the quarter. The final payment is due ten (10) business days after the Effective Date.

(d) In the event Verticalnet invokes the option under Section 1(c) to stop the quarterly payments, CombineNet may require Verticalnet to demonstrate that the products that is is then offering have optimization functionality that is at best equivalent to XE Negotiation Manager, version 5.2. If CombineNet determines, in good faith and in writing, that the optimization functionality of the outstanding Verticalnet products exceeds that of XE Negotiation Manager, version 5.2, then Verticalnet’s obligation to make the quarterly payments required under the Settlement Agreement and Release continues unabated.

2.	LIMITED LICENSE

(a) Scope and Permitted Uses. CombineNet grants Verticalnet a limited, non-exclusive, non-transferable license to use the CombineNet CEDL technology currently embedded in Verticalnet’s Advanced Sourcing Solution product solely for the purpose of completing each of the approximately nine active and four inactive Advanced Sourcing Solution optimization projects which Verticalnet currently has under contract. (Inactive projects are those where substantially all optimization has been completed but where Verticalnet has a continuing obligation to host the solution for a period ending no later than June 1, 2006). Verticalnet will provide the names of the customers for each of these contracts, on a confidential basis (i.e., the names will not be disclosed to CombineNet) to Kirkpatrick & Lockhart Nicholson Graham LLP (“K&LNG”).

(b) Restrictions. Verticalnet is prohibited from copying or disclosing to any other person or entity the CEDL technology currently embedded in the Advanced Sourcing Solution product, either during the term of this license or thereafter. Except as provided above, Verticalnet will not use the optimization components of Advanced Sourcing Solution, including but not limited to the files and programs of the Advanced Sourcing Solution identified as Groups

1 and 2 of Exhibit A, CEDL and/or any CEDL-derived technology for any purpose except for completion of the identified projects.

(c) Term. This non-exclusive, limited license will expire at the earlier of the completion of the last of the projects so identified or July 31, 2006.

(d) Destruction of CEDL-Derived Technology. Upon the termination of this limited license and not later than August 7, 2006, Verticalnet will delete from its computer systems and/or destroy the optimization components of Advanced Sourcing Solution, including but not limited to the files and programs listed on Exhibit A in Groups 1 and 2, and all written or electronic descriptions thereof. Upon such deletion and/or destruction, Verticalnet will certify in writing and under oath to CombineNet that it has complied with this requirement, identifying the parties responsible for compliance and the steps taken to comply.

3.	ADVANCED SOURCING RFX

(a) Verticalnet will submit Advanced Sourcing RFX and any other bid collection program used within Advanced Sourcing Solution (collectively “RFX”) to Jennings (or his neutral replacement, see Section 4(c)) for a determination of whether the constraints within RFX operate using CEDL technology or are otherwise Technologically Derived (as defined in Section 4(a), below) from CEDL. There shall be no review of whether “items” within RFX operate using CEDL technology or are otherwise Technologically Derived from CEDL.

(b) Verticalnet will make its best effort to ensure that this review will take place before June 30, 2006. A copy of Jennings’ (or his neutral replacement’s) findings regarding RFX will be supplied to K&LNG, “attorney’s eyes only”.

(c) If Jennings (or his neutral replacement) determines that the constraints within RFX operate using CEDL technology or are Technologically Derived from CEDL in accordance with the original standards employed by Jennings, then Verticalnet will stop using such version of RFX determined to be in violation not later than 75 days after Jennings’ (or his neutral replacement’s) determination; if Jennings (or his neutral replacement) determines that the RFX was Technologically Derived from CEDL, Verticalnet may consult with Jennings (or his neutral replacement) prior to or during that 75 day period in an effort to modify RFX so that Jennings (or his neutral replacement) will determine as modified it is not so derived. At the end of the 75 day period or upon such determination by Jennings (or his neutral replacement) that the modified version of RFX is not Technologically Derived from CEDL, whichever comes earlier, Verticalnet will destroy and/or delete the portions of earlier versions of RFX that were Technologically Derived from CEDL under the same procedures set forth in Section 2(d) hereof.

(d) If Jennings (or his neutral replacement) determines that RFX was not Technologically Derived from CEDL from CEDL, then Verticalnet may proceed to use RFX without restraint.

(e) CombineNet acknowledges that there can be a way to collect any or all possible constraints in an RFX that does not involve a Technical Derivation of CEDL.

4.	REVIEW OF FUTURE VERTICALNET OPTIMIZATION PRODUCTS

(a) Until July 31, 2007, Verticalnet will not deliver to any customer any optimization product (including without limitation XE Collaborative Solutions , but not including Verticalnet XE Supply Management Suite, version 5.2, or Supply Curve) or major release of an enhancement of any optimization product without first submitting the product or enhancement to Jennings (or his neutral replacement) to determine whether it operates using CEDL technology or is otherwise technologically derived from CEDL. “Technologically Derived” means that the product is a direct modification of CEDL, or that Verticalnet used CEDL technology to develop or modify the product. The parties agree that Verticalnet may consult Jennings (or his neutral replacement) in the design phase of any optimization product or major release of an enhancement thereof before a determination is made on whether the optimization product operates using CEDL technology or is otherwise Technologically Derived from CEDL.

(b) If Jennings (or his neutral replacement) determines the product or release was so derived, Verticalnet may consult with Jennings (or his neutral replacement) in an effort to modify the product or release so that Jennings (or his neutral replacement) will determine as modified it is not so derived. Prior to July 31, 2007, Verticalnet will not deliver to any customer the product or release until Jennings (or his neutral replacement) determines that it is not so derived; once Jennings (or his neutral replacement) determines it was not so derived, Verticalnet may proceed without restraint.

(c) CombineNet and Verticalnet each agree to encourage Jennings to undertake the engagement contemplated by this agreement. If, at any time, Jennings declines to serve in the capacity contemplated by this Settlement Agreement and Release, the parties will agree on a replacement using the same independence and technical expertise standards as applied to Jennings’ selection. If, after a good faith effort, an agreement cannot be reached between the parties within fifteen (15) business days, the parties agree that the replacement will be selected by Jennings, or if he has declined to participate in the selection process, a neutral party. In this instance, the parties will provide their recommendations to Jennings (or his neutral replacement) and Jennings (or his neutral replacement) will then select. The decision of Jennings (or his neutral replacement) will be binding.

(d) Upon a request from Verticalnet that accurately describes the nature of the product or the enhancement, CombineNet may, at its discretion, waive the foregoing review requirement, giving due consideration to the nature of the product and/or the enhancement.

(e) Verticalnet will not retain Jennings (or his neutral replacement) nor his replacement for any other purpose and will work with Jennings (or his neutral replacement) or his replacement only on a remote basis (i.e., Verticalnet will not meet personally with Jennings

(or his neutral replacement) or his replacement, but instead will communicate only via telephone, mail, e-mail or video conference). CombineNet also agrees not to employ the services of, or consult or confer with Jennings (or his neutral replacement) with respect to this matter without prior notice to Verticalnet, and, likewise will only communicate with Jennings (or his neutral replacement) by the means with which Verticalnet can communicate with him.

5.	PAYMENT OF JENNINGS’ FEES

(a) Verticalnet has sole responsibility for and will promptly pay all of Jennings’ fees and expenses incurred to date in connection with the performance of the review described in the ADR Agreement, including specifically the invoice that Jennings submitted with his final report.

(b) Verticalnet has sole responsibility for and will timely pay all future fees billed and expenses incurred by Jennings (or his neutral replacement) in connection with the pre-release reviews and consulting described in Sections 3 and 4 hereof.

6.	CONFIDENTIALITY

The parties agree that their previous agreements regarding confidentiality, as embodied in the ADR Agreement and the Protective Order entered in the First Action, remain in full force and effect; provided, however, that CombineNet will not be found to be in breach of its confidentiality obligations unless it can be shown by Verticalnet that the breach was intentional and/or reckless.

7.	VERTICALNET CUSTOMER LETTER

Within ten (10) days of execution of this Settlement Agreement and Release, Verticalnet will deliver a letter, in a form mutually agreed upon by the parties, to each of the Verticalnet customers identified pursuant to Section 2(a) hereof acknowledging that Advanced Sourcing Solution uses CombineNet’s technology and advising the customer that Verticalnet has obtained a license from CombineNet to use such technology. Within five (5) business days of delivery, Verticalnet will provide to K&LNG copies of each letter and satisfactory proof of delivery.

8.	MUTUAL GENERAL RELEASE

(a) CombineNet, in consideration of the payment of the Settlement Sum, the receipt and sufficiency of which is hereby acknowledged, the promises of Verticalnet set forth herein and the discontinuance of the First and Section Actions, hereby releases Verticalnet, and its past, present and future officers, directors, shareholders, employees, predecessor, successor, affiliated, subsidiary and parent corporations (and the officers, directors, shareholders and employees of said corporations), assigns, attorneys, agents, and legal representatives, from any and all manner of claims, actions, causes of action, remedies, rights, judgments, debts, contracts, promises, allegations, demands, obligations, duties, suits, expenses, assessments, penalties, charges, injuries, losses, costs, fees, including attorneys’ fees, damages and liabilities of every kind, character and manner whatsoever, in law or in equity, civil or criminal, administrative or judicial, contract, tort or otherwise, which it ever had, have or may have, whether now known or unknown, claimed or unclaimed, asserted or unasserted, suspected or unsuspected, discovered or undiscovered, accrued or unaccrued, for, upon or by reason of any matter, cause or thing whatsoever arising out of or in any way related, directly or indirectly, to the First or Second Actions.

(b) Verticalnet, in consideration of the discontinuance of the First and Second Actions and the license granted herein, hereby jointly and severally release CombineNet, its past, present and future officers, directors, shareholders, employees, predecessor, successor, affiliated, subsidiary and parent corporations (and the officers, directors, shareholders and employees of said corporations), assigns, attorneys, agents, and legal representatives, from any and all manner of claims, actions, causes of action, remedies, rights, judgments, debts, contracts, promises, allegations, demands, obligations, duties, suits, expenses, assessments, penalties, charges, injuries, losses, costs, fees, including attorneys’ fees, damages and liabilities of every kind, character and manner whatsoever, in law or in equity, civil or criminal, administrative or judicial, contract, tort or otherwise, which it ever had, have or may have, whether now known or unknown, claimed or unclaimed, asserted or unasserted, suspected or unsuspected, discovered or undiscovered, accrued or unaccrued, for, upon or by reason of any matter, cause or thing whatsoever arising out of or in any way related, directly or indirectly, to the First or Second Actions. This release is intended to specifically encompass, but is not limited to, any matter that could have been brought as a counterclaim in the First or Second Actions.

(c) Notwithstanding subparts (a) and (b) above, each party hereto specifically reserves its rights to enforce the terms and conditions of this Settlement Agreement and Release.

9.	DISMISSAL OF THE FIRST AND SECOND ACTIONS

Within five (5) business days of the execution of this Settlement Agreement and Release, CombineNet shall cause the First and Second Actions to be marked settled and discontinued, each party to bear its own attorneys’ fees, costs (including court costs) and expenses.

10.	REPRESENTATIONS

The parties hereto hereby further warrant, represent and acknowledge that:

(a) they have the right and authority to execute this Settlement Agreement and Release and to receive the consideration given therefor;

(b) they have not sold, assigned, transferred, conveyed or otherwise disposed of any of the claims covered by this Settlement Agreement and Release;

(c) the consideration received for this Settlement Agreement and Release constitutes lawful consideration supporting the execution of this Settlement Agreement and Release;

(d) through their duly authorized representatives, they have read all provisions of this Settlement Agreement and Release in full, have reviewed those provisions with their attorney, and understand them and voluntarily agree to be bound thereby; and

(e) they are entering into this Settlement Agreement and Release based solely and exclusively upon their own judgment and/or the advice of their counsel.

11.	RIGHTS AND REMEDIES UPON BREACH

The parties recognize that each of the promises set forth above are material to this Settlement Agreement and Release and that they shall have the following rights and remedies to enforce those terms, each of which shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the parties under law or in equity:

(a) Notice and Opportunity to Cure. In the event either party believes a breach of this agreement shall have occurred, such party shall give the other party written notice of such alleged breach and thereafter not less than 10 business days to cure such alleged breach. The parties agree that the passage of time during the cure period contemplated by this provision shall not be a basis for denial of immediate injunctive relief.

(b) Specific Performance. The right and remedy to have this Settlement Agreement specifically enforced by the Court of Common Pleas of Allegheny County, Pennsylvania, including obtaining an injunction to prevent any continuing violation thereof, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury and that money damages will be difficult to ascertain and will not provide adequate remedy for a breach.

(c) The parties hereto expressly consent to personal and subject matter jurisdiction in the Court of Common Pleas of Allegheny County, Pennsylvania and agree that court will be the sole forum for adjudication of any disputes arising out of or in any way related to this Settlement Agreement and Release.

(d) Reimbursement of Fees and Expenses. In addition to paying any actual damages sustained by the party seeking to enforce this Settlement Agreement and Release, any party who breaches it agrees to reimburse all of its costs and expenses, including attorneys’ fees, incurred in connection with enforcing the provisions of this Settlement Agreement and Release.

12.	MISCELLANEOUS

It is understood and agreed to by each party hereto that this Settlement Agreement and Release:

(a) is in settlement and compromise of all claims and that nothing contained in this Settlement Agreement and Release (including but not limited to any consideration contained herein) is to be construed as an admission of liability;

(b) shall be binding on all and shall inure to the benefit of the parties and their respective past, present and future assigns, attorneys, agents, legal representatives, officers, directors, employees, predecessor, successor, affiliated, subsidiary and parent corporations (and the officers, directors and employees of said corporations);

(c) shall be construed and interpreted under the laws of the Commonwealth of Pennsylvania, excluding its rules of conflicts of law;

(d) contains the entire agreement between the parties with respect to the subject matter of this Settlement Agreement and Release and any agreement hereinafter made shall be ineffective to change, modify or discharge this Settlement Agreement and Release unless such subsequent agreement is in writing and signed by the party to be charged; and

(e) may be executed in counterparts, each of which shall be deemed to be an original.

12.	NOTICES

Notices and other communications required or permitted hereunder shall be effective only if they are in writing and sent by certified or registered mail, postage prepaid, addressed as follows:

If to CombineNet:

Mr. Tony Bonidy

President & Chief Executive Officer

CombineNet, Inc.

Fifteen 27th Street

Pittsburgh, PA 15222

with a copy to:

Kirkpatrick & Lockhart LLP

Henry W. Oliver Building

535 Smithfield Street

Pittsburgh, PA 15222-2312

Attention: Patrick J. McElhinny, Esq.

If to Verticalnet:

Nathanael V. Lentz

President and Chief Executive Officer

Verticalnet Software, Inc.

400 Chester Field Parkway

Malvern, PA 19355

with a copy to:

Christopher J. Soller, Esq.

Reed Smith, LLP

435 Sixth Avenue

Pittsburgh, PA 15219

13.	BOARD APPROVAL

The parties represent that they are signing this Settlement Agreement and Release with the approval of their respective boards of directors.

IN WITNESS WHEREOF, the parties hereto have caused this Settlement Agreement and Release to be executed as of the date first above written.

COMBINENET, INC.		VERTICALNET, INC.

By:	/s/ A. J. Bonidy	By:	/s/ Nathanael V. Lentz
Title:	President & CEO	Title:	President & CEO